Exhibit (m) under Form N-1A
                                Exhibit (1) under Item 601/Reg. S-K



                          BBH FUND, INC.
               DISTRIBUTION PLAN FOR CLASS A SHARES

      WHEREAS, BBH Fund, Inc. (the "Corporation") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

      WHEREAS, the Board of Directors of the Corporation, acting in accordance with the requirements of Rule 12b-1 under the 1940 Act ("Rule 12b-1"), has determined to adopt this Plan and in so doing has determined that there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders.

      NOW, THEREFORE, the Corporation hereby adopts this Plan on the following terms and conditions:

      1. This Plan will pertain to the Class A shares of those series of the Corporation listed in Schedule A hereto, as may be amended from time to time in accordance with the terms hereof (each, a "Fund", and collectively, the "Funds").
      2. The Corporation shall pay to selected financial intermediaries in connection with their distribution-related services on behalf of each Fund's Class A shares an annual amount equal to a percentage of the average net assets attributable to such shares, which percentage is set forth for each Fund in Schedule A (as amended from time to time in accordance with the terms hereof and applicable law). Each such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restrictions imposed by the rules of the National Association of Securities Dealers, Inc. (the "NASD"). For purposes of determining the fees payable hereunder, the net asset value of each Fund's Class A shares shall be computed in the manner specified in the Fund's then-current prospectus and/or statement of additional information. If this Plan is terminated, the Corporation will owe no payments to the Distributor other than that portion of the distribution fee, if any, accrued for each Fund through the effective date of termination but unpaid as of that date.
      3. The fees described in the preceding paragraph are intended to compensate for any activities undertaken and/or any expenses incurred by a financial intermediary that are primarily intended to result in the sale of each Fund's Class A shares.
      4. This Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of majority of both (i) the Board of Directors of the Corporation, and (ii) those Directors of the Corporation who are not "interested persons" (as defined in the 1940 Act) thereof and who have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto (the "Independent Directors") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

      5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in the preceding paragraph.
      6. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreements shall provide to the Board of Directors of the Corporation and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
      7. Any agreement related to this Plan shall be in writing and shall provide (a) that it may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of Class A of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement, and (b) that such agreement shall terminate automatically in the event of its assignment.
      8. This Plan may be amended at any time with respect to one or more Funds by the Board of Directors of the Corporation, provided that (a) any amendment to increase materially the costs that the affected Fund(s) may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class A of the Fund(s), and (b) any material amendment to this Plan or any provision hereof shall become effective only if approved by the Corporation's Board of Directors in the manner described in paragraph 5 hereof.
      9. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of Class A of the Fund.

      10. While this Plan is in effect, (a) the Independent Directors shall constitute a majority of the Corporation's
Directors and the Independent Directors serving on the Board at any given time shall select and nominate the Corporation's other Independent Directors of the Corporation, and (b) any person who acts as legal counsel for the Independent Directors shall be an "independent legal counsel" (as defined under the 1940 Act).

      11. The Corporation shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 7 hereof (collectively, the "Records"), for a period of six years from the end of the fiscal year in which such Records were made, the first two years in an easily accessible place.

      12. The provisions of this Plan shall be severable for each Fund and class thereof, and any action required by Rule 12b-1 to be taken with respect to a distribution plan must be taken separately for each Fund or class affected by the matter in question. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

      13. This Plan shall become effective with respect to each Fund as of the date set forth in Schedule A hereto.



                                -2-


                            SCHEDULE A


                          BBH FUND, INC.
               DISTRIBUTION PLAN FOR CLASS A SHARES
              Annual Fee Rates as of November 8, 2002



Fund:                          Annual fee rate:  Effective date:

BBH Inflation-Indexed Securities Fund             0.30%  11/8/02